Exhibit 99.10

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon
(212) 208-3333
ppoillon@ambac.com
Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES THIRD

QUARTER NET INCOME OF $213.5 MILLION, UP 22%

Third Quarter Net Income Per Diluted Share of $1.98, up 23%,

Third Quarter Credit Enhancement Production(1) $216.2 million, down 16%

NEW YORK, October 25, 2006—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced third quarter 2006 net income of $213.5 million, or $1.98 per diluted share. This represents a 22% increase from third quarter 2005 net income of $175.1 million, and a 23% increase in net income per diluted share from $1.61 in the third quarter of 2005.

Net Income Per Diluted Share

Net income and net income per diluted share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts exclude the net income impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts (collectively “net security gains and losses”) and certain other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the third quarter 2006, net security gains and losses had the effect of increasing net income by $6.5 million, $0.06 on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $14.5 million, or $0.13 per diluted share for the third quarter 2006. Table I, below, provides third quarter and nine-month comparisons of earnings for 2006 and 2005.

Ambac Third Quarter 2006 Earnings/2

Table I

Earnings Per Diluted Share

	Third Quarter			Nine Months
	2006	2005	% Change	2006	2005	% Change
Net income per diluted share	$1.98	$1.61	+23%	$6.26	$4.97	+26%
Effect of net security gains	$(0.06)	$(0.08)	n.a.	$(0.44)	$(0.27)	n.a.

Operating earnings (a)(b)	$1.92	$1.53	+25%	$5.82	$4.70	+24%
Effect of Accelerated earnings	$(0.13)	$(0.26)	n.a.	$(0.46)	$(0.56)	n.a.

Core earnings(b)	$1.79	$1.27	+41%	$5.36	$4.14	+29%

(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis.
(b)	Operating and core earnings are non-GAAP measures. See footnote 2 on page 10.

Commenting on the overall results, Ambac Chairman and Chief Executive Officer, Robert J. Genader, noted, “I am pleased with the results given the challenging environment we have faced during much of the year. We are currently witnessing a solid level of deal inquiries and opportunities across most of our business segments. Domestic public finance, however, continues to pose a challenge given the decline in issuance and intensified pricing pressures. We remain steadfast in judiciously allocating our capital to transactions that enable us to continue to deliver superior returns.”

Revenues

Highlights

•	Credit enhancement production(1) in the third quarter of 2006 was $216.2 million, down 16% from the third quarter of 2005 which came in at $256.6 million. Growth in international was more than offset by declines in U.S. public finance and U.S. structured finance.

Credit enhancement production(1) for the nine months of 2006 of $980.7 million was 15% higher than credit enhancement production of $853.5 million in the same period of 2005, driven by growth in the international and U.S. structured finance markets during the nine-month period.

Table II, below, provides the third quarter and nine-month comparisons of credit enhancement production by market segment for 2006 and 2005.

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Ambac Third Quarter 2006 Earnings/3

Table II

Credit Enhancement Production(1)

$-millions	Third Quarter			Nine Months
	2006	2005	% Change	2006	2005	% Change
Public Finance	$89.8	$118.3	-24%	$321.0	$397.3	-19%
Structured Finance	78.6	117.0	-33%	382.2	335.5	+14%
International	47.8	21.3	+124%	277.5	120.7	+130%

Total	$216.2	$256.6	-16%	$980.7	$853.5	+15%

•	In public finance, Ambac’s premium production was lower as overall market issuance, as reported by third party sources, was down approximately 14% quarter on quarter. The decline in issuance for the quarter was driven by significantly reduced refunding issuance. The new money component of issuance for the quarter was relatively flat as compared to the third quarter of 2005. Contributing to the lower premium production was increased competition from other financial guarantors and the mix of business coming to market. We note that fewer highly structured transactions commanding stronger pricing have come to market recently. Ambac had healthy writings in the stadium financing sector during the quarter and health care writings were strong albeit lower than in the comparable prior quarter.

U.S. structured finance production during the quarter was lower as increased writings in auto securitizations and pooled debt obligations were more than offset by lower commercial asset-backed securitizations and mortgage-backed securities. Competition from the senior/subordinated market remains challenging and spreads remain tight across most asset classes of U.S. structured finance.

International production was stronger but compares to a relatively light prior year quarter. The international quarter was highlighted by two deals out of the U.K, one an infrastructure transaction and the other a structured finance transaction. Ambac continues to see attractive opportunities across diverse geographic regions and asset classes outside of the U.S.

•	Net premiums written in the third quarter of 2006 of $186.0 million were 9% lower than net premiums written of $203.6 million in the same period of 2005. Gross premiums written in the third quarter of 2006 and 2005 were $212.3 million and $237.9 million, respectively. The decreases in net and gross premiums written are primarily attributable to lower up-front premiums collected on U.S. public finance business written during the third quarter of 2006. Ceded premiums as a percentage of gross premiums written were 12.4% and 14.4% for the third quarter of 2006 and 2005, respectively.

Net premiums written for the nine months of 2006 of $669.4 million were 8% lower than net premiums written of $728.0 million in the same period of 2005. Excluding the impact of return premiums from reinsurance cancellations in each of the periods ($37.0 million in the first quarter of 2006 and $55.8 million in the first quarter of 2005), net premiums written are down 6% period on period primarily due to less up-front premiums collected on U.S. public finance business written during 2006.

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Ambac Third Quarter 2006 Earnings/4

A breakdown of gross premiums written by market segment and ceded premiums for the third quarter and nine-month periods of 2006 and 2005 are included below in Table III.

Table III

Premiums Written

$-millions	Third Quarter			Nine Months
	2006	2005	% Change	2006	2005	% Change
Public Finance	$71.1	$111.7	-36%	$286.3	$393.2	-27%
Structured Finance	78.8	78.1	+1%	247.8	231.2	+7%
International	62.4	48.1	+30%	210.7	165.3	+27%

Total Gross Premiums Written	212.3	237.9	-11%	744.8	789.7	-6%
Ceded Premiums Written	(26.3)	(34.3)	-23%	(75.4)	(61.7)	+22%

Net Premiums Written	$186.0	$203.6	-9%	$669.4	$728.0	-8%

•	Net premiums earned and other credit enhancement fees for the third quarter of 2006 were $214.5 million, which represented a 7% decrease from the $231.1 million earned in the third quarter of 2005. The decrease was driven by lower accelerated premiums from refundings and policy termination fees offset by increased normal premiums and other credit enhancement fees earned in U.S. public finance and U.S. structured finance.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $24.5 million in the third quarter of 2006, down 50% from $48.9 million in accelerated premiums in the third quarter of 2005. The third quarter 2005 accelerated premiums were impacted by one large refunded transaction, representing almost half of the total accelerated amount in that quarter.

Net premiums earned and other credit enhancement fees for the first nine months of 2006 were $647.9 million, flat to $648.6 million earned in the first nine months of 2005. Accelerated premiums were $86.9 million for the nine-month period of 2006, down 20% from $107.9 million in accelerated premiums for the comparable period of 2005. Accelerated premiums in 2006 and 2005 include $7.7 million and $4.5 million, respectively, related to the impact of reinsurance cancellations which occurred in the first quarter of the respective years.

A breakdown of net premiums earned and other credit enhancement fees by market segment for 2006 and 2005 are included below in Table IV. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

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Ambac Third Quarter 2006 Earnings/5

Table IV

Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Third Quarter			Nine Months
	2006	2005	% Change	2006	2005	% Change
Public Finance	$58.8	$56.9	+3%	$172.8	$166.7	+4%
Structured Finance	80.3	71.4	+12%	235.1	211.7	+11%
International	50.9	53.9	-6%	153.1	162.3	-6%

Total Normal Premiums/Fees	190.0	182.2	+4%	561.0	540.7	+4%
Accelerated Premiums	24.5	48.9	-50%	86.9	107.9	-19%

Total	$214.5	$231.1	-7%	$647.9	$648.6	-0%

Public finance earned premiums, before accelerations, grew 3% quarter on quarter. Earned premium growth in this segment has been negatively impacted by declining issuance and competitive pricing throughout 2006, compounded by the high level of refunding activity in Ambac’s public finance book.

Structured finance earned premiums and other credit enhancement fees grew 12%. The rate of growth in structured finance has improved as the recent level of writings in asset classes such as commercial asset-backed securities, auto securitizations and pooled debt obligations has increased. Narrow credit spreads and high prepayment speeds in the mortgage-backed and home equity book of business and early terminations of transactions in other structured finance sectors continue to partially offset the positive effects of new business writings.

International earned premiums and other credit enhancement fees decreased by 6%. The decline was driven primarily by significant paydowns and calls over the past several quarters and the recent business mix which has trended towards long-dated infrastructure transactions that earn premiums over a longer period of time than typical structured finance exposures.

•	Net investment income (including net investment income from VIEs) for the third quarter of 2006 was $120.2 million, representing an increase of 9% from $110.6 million in the comparable period of 2005. This increase was due primarily to growth in the investment portfolio driven by the ongoing collection of financial guarantee premiums and fees and a $200 million capital contribution from the parent company in the fourth quarter of 2005, partially offset by a $5.3 million net positive adjustment booked in the third quarter 2005 for municipal bonds within the portfolio that had been pre-refunded. Investment income from VIEs is offset by interest expense on VIEs, shown separately in the Consolidated Statements of Operations.

Net investment income (including net investment income from VIEs) for the nine months of 2006 was $351.2 million, representing an increase of 11% from $317.1 million in the comparable period of 2005, primarily as a result of the reasons provided above.

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Ambac Third Quarter 2006 Earnings/6

•	Financial services revenues. The financial services segment is comprised of the investment agreement business and the derivative products business. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, was $13.3 million in the third quarter of 2006, down 22% from $17.1 million in the third quarter of 2005. The decrease was primarily due to lower mark-to-market gains included within derivative products revenues in the third quarter 2006 relative to the comparable prior quarter, partially offset by higher investment agreement revenues from improving spreads during that quarter.

Financial services revenues were $35.8 million in the first nine months of 2006, up 1% from the $35.4 million of revenues in the first nine months of 2005.

Expenses

Highlights

•	Financial guarantee expenses of $40.4 million for the third quarter of 2006 decreased by 69% from the $128.6 million of expenses for the same quarter of 2005. Financial guarantee loss and loss expenses were ($2.5) million in the third quarter of 2006 down from $89.1 million in the third quarter of 2005. The third quarter 2005 loss provision resulted primarily from our exposure to municipal credits impacted by Hurricane Katrina. The current quarter’s negative loss provision is primarily the result of a release of a portion of the Katrina provision partially offset by increased reserves, primarily in the U.S. public finance sector. See “Loss Reserve Activity,” below, for additional information on losses. Net underwriting and operating expenses of the financial guarantee segment totaled $30.2 million in the third quarter of 2006, up 9% from $27.8 million in the third quarter of 2005 primarily due to increased compensation expense.

Interest expense on VIE notes amounting to $12.8 million and $11.6 million in the third quarter of 2006 and 2005, respectively, result from the consolidation of certain trusts that Ambac has insured and consolidated under accounting pronouncement FIN 46.

Financial guarantee expenses of $147.7 million for the nine months of 2006 decreased 43% from $259.2 million for the same period of 2005. The decrease results primarily from lower loss expenses partially offset by higher compensation expenses during the period.

Loss Reserve Activity

•	Case basis loss reserves (loss reserves for exposures that have defaulted) decreased $12.0 million during the third quarter of 2006 from $138.7 million at June 30, 2006 to $126.7 million at September 30, 2006. The decrease was driven primarily by claim payments made during the quarter amounting to $8.9 million.

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Ambac Third Quarter 2006 Earnings/7

•	Active credit reserves (“ACR”) are established for probable and estimable losses due to credit deterioration on adversely classified insured transactions. Ambac continuously monitors its insured portfolio actively seeking to mitigate claims. The ACR increased by $0.6 million during the quarter, from $147.0 million at June 30, 2006 to $147.6 million at September 30, 2006. The increase was driven by increased reserves on certain credits within the U.S. public finance and structured finance portfolios, offset by a $35.6 million reduction in the ACR for Hurricane Katrina impacted credits. At September 30, 2006, the specific Hurricane Katrina-related provision amounts to $50.5 million, down from $90.4 million at June 30, 2006. The decrease is primarily due to significant state and federal support recently provided to the region, particularly the greater New Orleans area. Ambac did not pay any Katrina-related claims during the quarter.

•	Provision for income taxes for the third quarter of 2006 amounted to $83.6 million, an effective tax rate of 28.1%. This compares to the third quarter of 2005 tax provision of $51.9 million, an effective tax rate of 22.8%. The increased tax rate in 2006 was due to the net release of tax reserves in the third quarter 2005 and higher taxable income resulting from improved financial guarantee underwriting results in the third quarter 2006 relative to the comparable prior period primarily as a result of Hurricane Katrina related loss activity.

Provision for income taxes for the nine months of 2006 amounted to $252.5 million, an effective tax rate of 27.3%. This compares to the nine months of 2005 tax provision of $193.1 million, an effective tax rate of 26.1%. The increased tax rate in 2006 is explained above.

Other Items

•	Total net securities gains/(losses) for the third quarter of 2006 were $9.9 million, or $0.06 per diluted share; consisting of net realized gains on investment securities of $7.9 million, net mark-to-market gains on credit and total return derivatives of $2.1 million and net mark-to-market losses on non-trading derivative contracts of ($0.1) million. For the third quarter of 2005, net securities gains/(losses) were $14.5 million, or $0.08 per diluted share; consisting of net realized gains on investment securities of $9.5 million, net mark-to-market gains on credit and total return derivatives of $3.9 million and net mark-to-market gains on non-trading derivative contracts of $1.1 million.

Total net securities gains/(losses) for the nine months of 2006 were $74.4 million, or $0.44 per diluted share; consisting of net realized gains on investment securities of $57.5 million, net mark-to-market gains on credit and total return derivatives of $16.5 million and net mark-to-market gains on non-trading derivative contracts of $0.4 million. Approximately $51 million of the net realized gains on investment securities relate to cash recoveries received during the year related to a security in the investment agreement portfolio that had been written down in 2002 and 2003. For the nine months of 2005, net securities gains were $53.1 million, or $0.27 per diluted share; consisting of net realized gains on investment securities of $10.8 million, mark-to-market losses on credit derivatives and total return swaps of ($7.0) million and net mark-to-market gains on non-trading derivative contracts of $49.3 million. The mark-to-market gains on non-trading derivative contracts relate almost entirely to interest rate hedge contracts in Ambac’s investment agreement business that were redesignated to meet the technical requirements of FAS 133 as of July 1, 2005.

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Ambac Third Quarter 2006 Earnings/8

Balance Sheet

Highlights

•	Total assets as of September 30, 2006 were $21.09 billion, up 7% from total assets of $19.73 billion at December 31, 2005. The increase was driven by cash generated from operations during the period.

•	As of September 30, 2006, stockholders’ equity was $6.01 billion, a 12% increase from year-end 2005 stockholders’ equity of $5.37 billion. The increase was primarily the result of net income during the period.

Increased Share Buyback Authorization

At its October 2006 Board meeting, the Board of Directors of Ambac Financial Group, Inc. increased the number of shares available under the Company’s Share Repurchase Program by six million shares. Including this additional authorization, Ambac has approximately 9.7 million shares remaining under its Share Repurchase Program. Shares will be repurchased in the open market or in private transactions at times and prices considered appropriate by Ambac.

Cash Dividend Declared

At its October 2006 Board meeting, the Board of Directors approved the regular quarterly cash dividend of $0.18 per share of common stock. The dividend is payable on December 6, 2006 to stockholders of record on November 10, 2006.

Forward-Looking Statements

This release, in particular the Chairman and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; (7) changes in capital requirement or other criteria of rating agencies; (8) changes in accounting principles or practices that may impact the Company’s reported financial results; (9) inadequacy of reserves established for losses and loss adjustment expenses; (10) default of one or more of the Company’s reinsurers; (11) market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by

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Ambac Third Quarter 2006 Earnings/9

the Company; (12) prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to the Company; and (13) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Ambac Third Quarter 2006 Earnings/10

Footnotes

(1)	Credit enhancement production, which is not promulgated under GAAP, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The discount rate used to measure the present value of estimated installment premiums was 6.0% and 7.0% during the third quarter of 2006 and 2005, respectively. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

$-millions	Third Quarter		Nine Months
	2006	2005	2006	2005
Credit enhancement production	$216	$257	$981	$854
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(149)	(143)	(643)	(446)

Gross up-front premiums written	$67	$114	$338	$408
Gross installment premiums written on insurance policies	145	124	407	382

Gross premiums written	$212	$238	$745	$790

(2)	Operating earnings and core earnings are not substitutes for net income computed in accordance with GAAP, but are useful measures of performance used by management, equity analysts and investors. Operating earnings measures income from operations excluding the impact of investment portfolio realized gains and losses, mark-to-market gains and losses from certain non-trading derivative instruments and certain other items. Core earnings further exclude the impact of refundings, calls and other accelerations. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Nine Months Ended September 30, 2006 and 2005

(Dollars in Thousands Except Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Financial Guarantee:
Gross premiums written	$212,301	$237,943	$744,766	$789,697
Ceded premiums written	(26,351)	(34,296)	(75,341)	(61,707)

Net premiums written	$185,950	$203,647	$669,425	$727,990

Net premiums earned	$198,499	$218,098	$603,467	$610,974
Other credit enhancement fees	16,057	13,014	44,400	37,617

Net premiums earned and other credit enhancement fees	214,556	231,112	647,867	648,591
Net investment income	120,247	110,646	351,185	317,104
Net realized investment gains	1,329	5,013	2,842	6,004
Net mark-to-market gains (losses) on credit derivative contracts	2,572	1,555	9,906	(4,785)
Other income	2,655	2,859	35,039	6,150
Financial Services:
Investment income	107,191	70,854	287,174	192,951
Derivative products	3,252	8,896	11,259	13,202
Net realized investment gains	6,636	4,520	53,867	4,808
Net mark-to-market (losses) gains on total return swap contracts	(501)	2,347	6,540	(2,255)
Net mark-to-market (losses) gains on non-trading derivatives	(1,175)	(57)	(1,237)	48,869
Corporate:
Net investment income	3,545	515	9,941	1,320
Net realized investment gains	—	—	791	—

Total revenues	460,307	438,260	1,415,174	1,231,959

Expenses:
Financial Guarantee:
Loss and loss expenses	(2,543)	89,126	10,406	134,255
Underwriting and operating expenses	30,192	27,844	99,959	89,939
Interest expense on variable interest entity notes	12,754	11,623	37,335	35,018
Financial Services:
Interest from investment and payment agreements	97,126	62,602	262,624	170,781
Other expenses	3,119	2,912	9,994	10,162
Interest	19,474	13,627	58,424	40,653
Corporate	3,036	3,548	10,679	11,291

Total expenses	163,158	211,282	489,421	492,099

Income before income taxes	297,149	226,978	925,753	739,860
Provision for income taxes	83,626	51,861	252,520	193,102

Net income	$213,523	$175,117	$673,233	$546,758

Net income per share	$2.00	$1.63	$6.32	$5.02

Net income per diluted share	$1.98	$1.61	$6.26	$4.97

Weighted average number of common shares outstanding:
Basic	106,725,567	107,392,176	106,549,856	108,891,738

Diluted	107,737,122	108,484,035	107,473,723	110,121,701

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2006 and December 31, 2005

(Dollars in Thousands Except Share Data)

	September 30, 2006	December 31, 2005
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $16,526,366 in 2006 and $14,781,028 in 2005)	$16,855,600	$15,124,016
Fixed income securities pledged as collateral, at fair value (amortized cost of $381,625 in 2006 and $378,480 in 2005)	375,288	371,160
Short-term investments, at cost (approximates fair value)	277,763	472,034
Other (cost of $98,467 in 2006 and $13,537 in 2005)	99,474	14,173

Total investments	17,608,125	15,981,383
Cash	42,182	28,295
Securities purchased under agreements to resell	282,450	419,000
Receivable for securities sold	1,909	2,161
Investment income due and accrued	182,979	178,779
Reinsurance recoverable on paid and unpaid losses	5,292	3,730
Prepaid reinsurance	311,564	303,383
Deferred acquisition costs	220,252	202,195
Loans	1,199,287	1,344,140
Derivative assets	1,125,519	1,102,649
Other assets	113,618	159,425

Total assets	$21,093,177	$19,725,140

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$3,030,641	$2,954,718
Loss and loss expense reserve	279,614	304,139
Ceded reinsurance balances payable	16,964	23,746
Obligations under investment and payment agreements	7,743,869	7,056,222
Obligations under investment repurchase agreements	157,151	196,568
Securities sold under agreement to repurchase	139,486	—
Deferred income taxes	261,228	257,987
Current income taxes	29,281	16,726
Long-term debt	2,213,303	2,233,582
Accrued interest payable	108,247	108,195
Derivative liabilities	846,911	935,440
Other liabilities	254,577	253,969
Payable for securities purchased	6,588	11,641

Total liabilities	15,087,860	14,352,933

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,092	1,092
Additional paid-in capital	755,749	723,680
Accumulated other comprehensive income	199,752	202,312
Retained earnings	5,265,443	4,692,701
Common stock held in treasury at cost	(216,719)	(247,578)

Total stockholders’ equity	6,005,317	5,372,207

Total liabilities and stockholders’ equity	$21,093,177	$19,725,140

Number of shares outstanding (net of treasury shares)	106,192,941	105,639,446

Book value per share	$56.55	$50.85

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

September 30, 2006 and December 31, 2005

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of September 30, 2006 and December 31, 2005, respectively, on the basis of accounting principles generally accepted in the United States of America.

	September 30, 2006	December 31, 2005
	(unaudited)
Unearned premiums	$3,040	$2,966
Long-term debt	1,022	1,042
Other liabilities	1,980	1,996

Total liabilities	6,042	6,004

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,476	1,453
Accumulated other comprehensive income	144	137
Retained earnings	5,063	4,499

Total stockholder’s equity	6,765	6,171

Total liabilities and stockholder’s equity	$12,807	$12,175